Exhibit 99

FOR IMMEDIATE RELEASE

Liz Pieri
THQ/ Media Relations
818/871- 5061

Virginia Needham
THQ/ Investor Relations
818/ 871-5090

THQ ANNOUNCES COMPLETION OF THREE-FOR-TWO STOCK SPLIT

CALABASAS Hills, Calif., April 10, 2002 — THQ Inc. (NASDAQ NMS: THQI) is pleased to announce the completion of its three-for-two stock split, previously announced on March 8, 2002. The stock split was effected in the form of a 50% stock dividend. The dividend shares were distributed on April 9, 2002 to stockholders of record as of the close of business on March 26, 2002. Cash will be paid in lieu of fractional shares. The split adjusted share price was reflected on NASDAQ as the market opened today.

“The successful execution of strategic initiatives including our recently announced licensing agreement, development studio expansions as well as today’s stock-split distribution speak to THQ’s continued outlook for growth through 2002 and beyond,” stated Brian Farrell, president and CEO, THQ Inc. “We are delighted to experience this momentum as we prepare for the Electronic Entertainment Expo next month.”

THQ Inc. develops and publishes interactive entertainment software worldwide for a variety of hardware platforms including PC, wireless devices and those manufactured by Sony, Microsoft and Nintendo. The THQ website is located at www.thq.com.

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This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about THQ’s business based, in part, on assumptions made by its management. These statements are not guarantees of THQ’s future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, those described above and the following: changes in demand for THQ’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing and difficulties encountered in the integration of acquired businesses. In addition, such statements could be affected by growth rates and market conditions relating to the interactive software industry and general domestic and international economic conditions. Specific information concerning these and other such factors is contained in THQ’s Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on January 22, 2002. A copy of this filing may be obtained by contacting THQ or the SEC. The forward-looking statements contained herein speak only as of the date on which they are made, and THQ does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.